EXHIBIT 10.4

                                 CASH BONUS PLAN


In February 1999 the Compensation Committee of the Board of Directors approved a cash bonus plan which covers officers and certain key employees.

The President receives five percent of the pre-tax, pre-bonus annual income as a cash bonus payable by March 15 of the following year. The other officers along with certain key employees are pooled and receive an aggregate bonus of fifteen percent of the pre-tax, pre-bonus annual income as a cash bonus payable by March 15 of the following year. Each individual participant in the bonus pool is awarded a bonus based on individual performance criteria. If pre-tax pre-bonus annual income is under $200,000 the bonus pool for officers and key employees is twenty-five percent.